UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
			       (Amendment No. 3)

                        Eagle Rock Energy Partners, L.P.
                                (Name of Issuer)

                   Common Units of Limited Partner Interests
                         (Title of Class of Securities)

                                  26985R104
                                (CUSIP Number)

                                 May 18, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

				CUSIP No. 26985R104


       1.    Names of Reporting Person

             New Mountain Vantage GP, L.L.C.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,028,914
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,028,914

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,028,914

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     3.7%

       12.   Type of Reporting Person

	     OO


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				CUSIP No. 26985R104


       1.    Names of Reporting Person

             New Mountain Vantage, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 265,900
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 265,900

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             265,900

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     0.5%

       12.   Type of Reporting Person

	     PN


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				CUSIP No. 26985R104


       1.    Names of Reporting Person

	     New Mountain Vantage (California), L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 385,700
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 385,700

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             385,700

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     0.7%

       12.   Type of Reporting Person

	     PN

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				CUSIP No. 26985R104


       1.    Names of Reporting Person

             New Mountain Vantage (California) II, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 1,304,614
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,304,614

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,304,614

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     2.4%

       12.   Type of Reporting Person

	     PN

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				CUSIP No. 26985R104


       1.    Names of Reporting Person

             New Mountain Vantage (Texas), L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 72,700
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 72,700

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             72,700

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     0.1%

       12.   Type of Reporting Person

	     PN

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				CUSIP No. 26985R104


       1.    Names of Reporting Person

             New Mountain Vantage Advisers, L.L.C.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,663,206
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,663,206

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,663,206

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     4.8%

       12.   Type of Reporting Person

	     OO

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				CUSIP No. 26985R104


       1.    Names of Reporting Person

             New Mountain Vantage (Cayman) Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 634,292
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 634,292

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             634,292

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     1.1%

       12.   Type of Reporting Person

	     CO

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				CUSIP No. 26985R104


       1.    Names of Reporting Person

             New Mountain Vantage HoldCo Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 634,292
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 634,292

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             634,292

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     1.1%

       12.   Type of Reporting Person

	     CO


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				CUSIP No. 26985R104


       1.    Names of Reporting Person

             Steven B. Klinsky

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States of America

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,663,206
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,663,206

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,663,206

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     4.8%

       12.   Type of Reporting Person

	     IN

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Item 1. (a)  Issuer: Eagle Rock Energy Partners, L.P. ("Eagle Rock")

        (b)  Address of Issuer's Principal Executive Offices:

	     16701 Greenspoint Park Drive, Suite 200
	     Houston, Texas 77060

Item 2. (a)  Name of Person Filing:

             This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons")*:


	     (i)     New Mountain Vantage GP, L.L.C.
	     (ii)    New Mountain Vantage, L.P.;
	     (iii)   New Mountain Vantage (California), L.P.;
	     (iv)    New Mountain Vantage (California) II, L.P.;
	     (v)     New Mountain Vantage (Texas), L.P.;
	     (vi)    New Mountain Vantage Advisers, L.L.C.;
	     (vii)   New Mountain Vantage (Cayman) Ltd.;
	     (viii)  New Mountain Vantage HoldCo Ltd. and
	     (ix)    Steven B. Klinsky

	     Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

	     * Neither the present filing nor anything contained herein shall be construed as an admission that two or more Reporting Persons constitute a "person" for any purposes other than
	     Section 13(d) of the Securities Exchange Act of 1934, as amended.

        (b)  Address of Principal Business Offices or, if None, Residence:

             The principal business address of each of the Reporting Persons (other than New Mountain Vantage (Cayman) Ltd. and New Mountain Vantage HoldCo Ltd.) is 787 Seventh Avenue, 49th Floor, New York, NY 10019. The principal business address of each of New
	     Mountain Vantage (Cayman) Ltd. and New Mountain Vantage HoldCo Ltd. is c/o Walkers SPV Limited, PO Box 908GT, Walker House,
	     Mary Street, George Town, Grand Cayman, Cayman Islands.

        (c)  Citizenship:

	     Each of New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (California) II, L.P. and New Mountain Vantage (Texas), L.P. is a Delaware limited partnership.

	     Each of New Mountain Vantage GP, L.L.C. and New Mountain Vantage Advisers, L.L.C. is a Delaware limited liability company.

	     Each of New Mountain Vantage (Cayman) Ltd. and New Mountain Vantage HoldCo Ltd. is a Cayman Islands exempted limited company.

	     Steven B. Klinsky is a citizen of the United States.

        (d)  Title of Class of Securities

	     Common Units of Limited Partner Interests

        (e)  CUSIP Number:

	     26985R104

Item 3. Not applicable as this Schedule 13G is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

         The percent of class provided for each reporting person below is based on 55,267,721 Common Units outstanding, which is the total number of Common Units outstanding as of May 4, 2009 as reported in Eagle Rock's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Securities and Exchange Commission on May 8, 2009.

1. New Mountain Vantage GP, L.L.C.

   a. Amount beneficially owned: 2,028,914 (See Footnote 1 Below)
   b. Percent of class: 3.7%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 2,028,914
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 2,028,914

2. New Mountain Vantage, L.P.

   a. Amount beneficially owned: 265,900
   b. Percent of class: 0.5%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 265,900
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 265,900

3. New Mountain Vantage (California), L.P.

   a. Amount beneficially owned: 385,700
   b. Percent of class: 0.7%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 385,700
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 385,700

4. New Mountain Vantage (California) II, L.P.

   a. Amount beneficially owned: 1,304,614
   b. Percent of class: 2.4%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 1,304,614
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 1,304,614

5. New Mountain Vantage (Texas), L.P.

   a. Amount beneficially owned: 72,700
   b. Percent of class: 0.1%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 72,700
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 72,700

6. New Mountain Vantage Advisers, L.L.C.

   a. Amount beneficially owned: 2,663,206 (See Footnote 2 Below)
   b. Percent of class: 4.8%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 2,663,206
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 2,663,206

7. New Mountain Vantage (Cayman) Ltd.

   a. Amount beneficially owned: 634,292 (See Footnote 3 Below)
   b. Percent of class: 1.1%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 634,292
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 634,292

8. New Mountain Vantage HoldCo Ltd.

   a. Amount beneficially owned: 634,292
   b. Percent of class: 1.1%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 634,292
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 634,292

9. Steven B. Klinsky

   a. Amount beneficially owned: 2,663,206 (See Footnote 4 Below)
   b. Percent of class: 4.8%
   c. Number of units as to which the person has:
      i. sole power to vote or to direct the vote: 0
     ii. shared power to vote or to direct the vote: 2,663,206
    iii. sole power to dispose or to direct the disposition of: 0
     iv. shared power to dispose or to direct the disposition of: 2,663,206

Item 5.  Ownership of Five Percent or Less of a Class

         X

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Eagle Rock and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

_______________________________________________________________________________

1 New Mountain Vantage GP, L.L.C. may be deemed to beneficially own an aggregate of 2,028,914 Common Units that are owned by New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (California) II, L.P. and New Mountain Vantage (Texas), L.P. representing, in the aggregate, approximately 3.7% of the issued and outstanding Common Units. New Mountain Vantage GP, L.L.C. disclaims beneficial ownership of these Common Units except to the extent of its pecuniary interest therein.

2 New Mountain Vantage Advisers, L.L.C. may be deemed to beneficially own an aggregate of 2,663,206 Common Units that are owned by New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (California) II,L.P., New Mountain Vantage (Texas), L.P. and New Mountain Vantage HoldCo Ltd.representing, in the aggregate, approximately 4.8% of the issued and outstanding Common Units. New Mountain Vantage GP, L.L.C. disclaims beneficial ownership of these Common Units except to the extent of its pecuniary interest therein.

3 New Mountain Vantage (Cayman) Ltd. may be deemed to beneficially own 634,292 Common Units that are owned by New Mountain Vantage HoldCo Ltd. representing approximately 1.1% of the issued and outstanding Common Units. New Mountain Vantage (Cayman) Ltd. disclaims beneficial ownership of these Common Units except to the extent of its pecuniary interest therein.

4 Mr. Klinsky may be deemed to beneficially own an aggregate of 2,663,206 Common Units that are owned by New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (California) II, L.P., New Mountain Vantage (Texas), L.P. and New Mountain Vantage (Cayman) Ltd. representing, in the aggregate, approximately 4.8% of the issued and outstanding Common Units. Mr. Klinsky disclaims beneficial ownership of these Common Units except to the extent of his pecuniary interest therein.

________________________________________________________________________________

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				SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 20, 2009

				 NEW MOUNTAIN VANTAGE GP, L.L.C.

                                 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE, L.P.

			         By: New Mountain Vantage GP, L.L.C.,
				 its general partner

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE (CALIFORNIA), L.P.

				 By: New Mountain Vantage GP, L.L.C.,
				 its general partner

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE (CALIFORNIA) II, L.P.

				 By: New Mountain Vantage GP, L.L.C.,
				 its general partner

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE (TEXAS), L.P.

				 By: New Mountain Vantage GP, L.L.C.,
				 its general partner

			         By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE (CAYMAN) LTD.

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Director

				 NEW MOUNTAIN VANTAGE HOLDCO LTD.

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Director

				EXHIBIT A

The undersigned, New Mountain Vantage GP, L.L.C., New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (California) II, L.P., New Mountain Vantage (Texas), L.P., New Mountain Vantage Advisers, L.L.C., New Mountain Vantage (Cayman) Ltd., New Mountain Vantage HoldCo Ltd. and Steven B. Klinsky, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  May 20, 2009

				 NEW MOUNTAIN VANTAGE GP, L.L.C.

                                 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE, L.P.

			         By: New Mountain Vantage GP, L.L.C.,
				 its general partner

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE (CALIFORNIA), L.P.

				 By: New Mountain Vantage GP, L.L.C.,
				 its general partner

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE (CALIFORNIA) II, L.P.

				 By: New Mountain Vantage GP, L.L.C.,
				 its general partner

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE (TEXAS), L.P.

				 By: New Mountain Vantage GP, L.L.C.,
				 its general partner

			         By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Managing Member

				 NEW MOUNTAIN VANTAGE (CAYMAN) LTD.

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Director

				 NEW MOUNTAIN VANTAGE HOLDCO LTD.

				 By: /s/ Steven B. Klinsky
                                 --------------------------
                                 Name: Steven B. Klinsky
                                 Title: Director


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